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                                                                  Exhibit 10.1

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of this 7th day of September, 1999, is by and between US Office Products Company (the "Company"), a Delaware corporation, and Warren D. Feldberg, an individual residing at 75 Buttrick's Hill Road, Concord, Massachusetts 01742 ("Employee").

                                  RECITALS

     The Company desires to employ Employee and to have the benefit of his skills and services, and Employee desires to accept employment with the Company, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

                                 AGREEMENTS

     1.  EMPLOYMENT; TERM.

          (a) The Company hereby employs Employee to perform the duties described herein, and Employee hereby accepts employment with the Company, for a term beginning on September 7, 1999 (the "Commencement Date") and continuing for a period of three years from the Commencement Date (the "Term"). This Agreement may be terminated prior to the end of the Term in the manner provided for in Section 6 below.

          (b) This Agreement shall be renewed for additional, successive one-year terms unless either of the parties delivers written notice of non-renewal to the other not less than six months prior to the end of the then-current Term. If such notice of non-renewal is given first by the Company, Employee shall be entitled to treat this Agreement as having been terminated by reason of non-renewal, as of the end of the then-current Term, in accordance with the provisions of Section 6(g) below. For purposes of this Agreement, "Term" shall mean the original three-year term of this Agreement, as well as all renewal periods, if any.

     2. POSITION AND DUTIES. The Company hereby employs Employees as its President and Chief Executive Officer. As such, Employee shall be the most senior executive officer of the Company (except to the extent the Chairman is considered an officer) and have such responsibilities, duties and authority as are consistent with that position and are delegated to him from time to time by the Company's Chairman and its Board of Directors (the "Board"). Employee will report directly to the Board. Employee also will be elected as a director of the Company effective on the Commencement Date and will be nominated to serve as a director of the Company at all elections of directors during the Term at which his term of director is scheduled to expire. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote all of his professional time, attention, and efforts to promote and further the business of the Company. Employee shall faithfully adhere to, execute, and fulfill all policies established and communicated by the Company. Employee shall be permitted to serve as a non-employee director of other companies, to the extent that such service does not materially interfere with his obligations to the Company under this Agreement and does

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not violate the restrictions contained in Section 7 below. The number and type of outside directorships shall be discussed in advance with, and approved by, the Board; PROVIDED, that Employee's existing outside directorships are deemed approved.

     3. COMPENSATION. For all services rendered by Employee, the Company shall compensate Employee as follows:

          (a) BASE SALARY. Effective on the Commencement Date, the base salary payable to Employee shall be $1,000,000 (One Million Dollars) per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less than monthly.

          (b) INCENTIVE BONUS. Employee will be eligible to receive a performance-based incentive bonus in each fiscal year during the Term of up to $1,000,000 (One Million Dollars), based upon the achievement of quantitative and qualitative targets and criteria specified by the Board or a compensation committee thereof and adopted in accordance with, and administered under, the Company's Section 162(m) Plan, as may be modified or amended from time to time. These criteria will be subject to annual revision, to take account of the Company's growth, the results of the budgeting process for each fiscal year, and other relevant factors. The incentive bonus, if earned, will be payable in cash. To the extent the Term begins after the first day of a fiscal year or ends prior to the last day of a fiscal year, the maximum incentive bonus available to Employee for such partial fiscal year shall be pro-rated. The Board, or a compensation committee thereof, will retain complete and final discretion over the terms of this incentive bonus program, as well as the terms of any and all bonus awards under the program. During the fiscal year ending in April 2000, Employee shall receive an incentive bonus of no less than $500,000.

          (c) SPECIAL TWO-YEAR BONUS PROGRAM. If the Board, or a compensation committee thereof, adopts a special two-year bonus program for key employees that is being considered for fiscal 2000 and fiscal 2001 (or a similar or alternative program), Employee shall be eligible to participate in that program at the highest award level included in the program (which shall provide Employee with an opportunity to receive up to 200% of his annual base salary and annual target incentive compensation, payable following the conclusion of the two-year period, upon the achievement of specified targets and goals). Incentive compensation awards under that program (which may be paid in cash or in non-cash forms, at the Company's option) shall be governed by the terms of the program. If the Company does not adopt this special program or an economically comparable substitute or alternative, the Company shall implement an alternative incentive compensation arrangement that will provide Employee with a substantially similar opportunity to earn a comparable incentive, over such two-year period, upon the achievement of goals and targets similar to those contemplated by the two-year program currently under consideration. Employee's participation in the special bonus program contemplated by this Section 3(c) shall be administered under the Company's Section 162(m) Plan, as may be modified or amended from time to time.

          (d) PERQUISITES AND BENEFITS. During the Term, Employee shall be entitled to receive all perquisites and benefits as are generally provided by the Company to its senior executive employees, subject to such changes, additions, or deletions as the Company may make generally from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Company to its general employees, subject to such changes, additions, or deletions as the Company may make generally from time to time. In addition, during the Term Employee shall be entitled to receive the following perquisites:

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           (i)   The Company shall pay the cost of annual membership for an
                 Employee at The Historic Georgetowne Club for such period of time during the Term as the Company's offices remain located reasonably near the club (so that it can be used conveniently).

           (ii) The Company shall reimburse Employee for personal tax and financial planning and tax preparation services, in an amount of no more than $10,000 annually.

           (iii) Employee shall be entitled to four weeks of paid vacation each year during the Term, which shall accrue ratably throughout the year. In the event of a termination of employment, payment for accrued but unused vacation shall be subject to the Company's policies on such matters as in effect at the time. The Company currently does not permit accrued but unused vacation to be carried over from one year to the next.

          (e) STOCK OPTION AWARDS. The Company shall recommend to the subcommittee of the compensation committee of the Board (the "Option Committee") that administers the Company's 1994 Amended and Restated Long-Term Incentive Compensation Plan (the "Option Plan") that Employee be awarded stock options to purchase the following number of shares of the Company's common stock: (i) at the Commencement Date, 500,000 shares; and
(ii) on each of the first and second anniversaries of the Commencement Date, 100,000 shares. These stock options will be non-qualified options granted under the Option Plan, will have an exercise price equal to the last reported sale price of the Company's common stock on the date of grant, will expire in ten years from the date of grant, and will vest in equal installments over four years (25% per year) from the date of grant. They will be subject to the terms of the Option Plan and the terms of an Option Agreement between the Company and Employee. The current form of Option Agreement being used by the Company, which may be changed at any time at the direction of the Option Committee, has been provided to Employee. Employee shall generally be eligible for awards under the Option Plan.

     4.  EXPENSE REIMBURSEMENT.

          (a) The Company shall reimburse Employee for (or, at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term.

          (b) For a period of up to twelve months from the Commencement Date, the Company shall reimburse Employee for the reasonable costs of travel between the Company's offices in Washington, D.C. and his home in Massachusetts, as well as the cost of an apartment for Employee in Washington, D.C., if Employee chooses not to relocate his residence to the Washington, D.C. area during this period.

          (c) All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.


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     5.  PLACE OF PERFORMANCE. The principal place of the Employee's employment shall be at the Company's headquarters office, which is located in Washington, D.C. Employee understands that he may be requested by the Company to relocate to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement. Employee shall not be obligated to relocate, but if he agrees to relocate, the Company will provide Employee with relocation allowance, in an amount determined by the Company, to assist Employee in covering the costs of moving himself, his immediate family, and their personal property and effects. The total amount and type of costs to be covered shall be determined by the Company, in light of prevailing Company policy at the time. The reimbursement provisions of this Section 5 shall include a relocation of Employee and his family from Massachusetts to the Washington, D.C. area. Once Employee relocates to the Washington, D.C. area, the reimbursement provisions of this Section 5 shall not apply to any subsequent relocation of his residence that Employee chooses to make as long as the Company's headquarters office remains within a 30-mile radius of Washington, D.C.

     6. TERMINATION; RIGHTS ON TERMINATION. Employee's employment may be terminated in any one of the following ways, prior to the expiration of the
Term:

          (a) DEATH. The death of Employee shall immediately terminate the Term, and severance compensation in an amount equal to Employee's Total Short-Term Compensation (as defined in Section 6(i) below) for the most recently completed fiscal year shall be owed to Employee's estate and shall be paid 25% within 20 days of the date of death and the remaining 75% over a period of one year from the date of Employee's death. Payments after the initial 25% payment shall be made in accordance with the Company's regular payroll cycle.

          (b) DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position on a full-time basis for a period of four consecutive months, or for a total of four months in any six-month period, then 30 days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate the Term and Employee's employment if Employee is unable to resume his full-time duties at the conclusion of such notice period. Subject to Section 6(j) below, if Employee's employment is terminated as a result of Employee's disability, the Company shall pay Employee an amount equal to 25% of Employee's Total Short-Term Compensation for the most recently completed fiscal year within 20 days of the effective date of termination of the Term and an amount equal to 75% of Employee's Total Short-Term Compensation for the most recently completed fiscal year over a period of one year from the effective date of termination of the Term. Payments after the initial 25% payment shall be made in accordance with the Company's regular payroll cycle.

          (c) TERMINATION BY THE COMPANY "FOR CAUSE." The Company may terminate the Term and Employee's employment promptly after written notice to Employee "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within 15 business days of receipt by Employee of written notice from the Company specifying the breach and stating that it constitutes grounds for "for cause" termination; (ii) Employee's gross negligence in the performance of his duties hereunder, intentional nonperformance or intentional mis-performance of such duties, or refusal to abide by or comply with the directives of the Board, or the Company's policies and procedures, which actions continue from a period of at least 15 business days after receipt by Employee of written notice of the need to cure or cease and stating

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that such actions constitute grounds for "for cause" termination; (iii)
Employee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company that materially and adversely affects the operations or reputation of the Company; (iv) Employee's conviction of a felony or other crime involving moral turpitude; or (v) Employee's abuse of alcohol or drugs (legal or illegal) that, in the Company's judgment, materially impairs Employee's ability to perform his duties hereunder. In the event of a termination "for cause," as enumerated above, Employee shall have no right to any severance compensation.

          (d) WITHOUT CAUSE. At any time after the commencement of employment, the Company may, without cause, terminate the Term and Employee's employment, effective 30 days after written notice is provided to the Employee. Subject to Section 6(j) below, should the Term and Employee's employment be terminated by the Company without cause, Employee shall receive from the Company as severance an amount equal to the greater (i) 200% of Employee's Total Short-Term Compensation for the most recently completed fiscal year; or (ii) 100% of Employee's Total Short-Term Compensation amount for the most recently completed fiscal year for each full year then remaining in the Term and a pro-rated portion of such annual amount for any partial year then remaining in the Term. In each case, 25% of the total amount due to Employee shall be paid within 20 days of the effective date of termination of the Term, and the remaining 75% of such total amount shall be paid (x) in the case of clause (i), over a period of 24 months from the effective date of termination of the Term; and (y) in the case of clause (ii), over the then-remaining portion of the Term. Payments after the initial 25% payment shall be made in accordance with the Company's regular payroll cycle, and no renewals of the Term shall be included, unless they were agreed to by the Company and Employee prior to the date on which the Company notified Employee of its intention to terminate the Term pursuant to this Section 6(d). If Employee resigns or otherwise terminates his employment for any reason or for no reason (other than for "Good Reason" pursuant to Section 6(e) below), Employee shall receive no severance compensation.

          (e) TERMINATION FOR "GOOD REASON." Employee may terminate the Term and his employment hereunder for "Good Reason." As used in this Section 6(e), the term "Good Reason" shall mean the continuance of any of the following after 15 business days' prior written notice by Employee to the Company, specifying the basis for Employee's having Good Reason to terminate the Term and his employment:

           (i) a material adverse change in Employee' status, title, position, responsibilities, or reporting;

           (ii) the assignment to Employee of any duties materially and adversely inconsistent with the Employee's position as specified in Section 2 above, including status, offices, titles, responsibilities, or persons to whom the Employee reports, or any other action by the Company which results in a material and adverse change in such position, status, offices, titles, or responsibilities;

           (iii) Employee's removal from, or failure to be re-appointed or re-elected to, the Board, except where Employee is resigning from his employment voluntarily pursuant to Section 6(d) above or where the Company is terminating his employment "for cause" pursuant to Section 6(c) above;


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          (iv)   any other material breach of this Agreement by the Company, including specifically the failure by the Company to comply with the compensation and benefits provisions of Section 3 of this Agreement or failure by the Company to grant the options contemplated by Section 3(e) above; or

          (v) the Company requiring Employee to be based out of a location other than within 30 miles of Washington, D.C.

In the event of any termination by Employee for Good Reason, Employee shall be entitled to the same severance as if the Company had terminated the Term and his employment without cause, as specified in Section 6(d) above.

          (f) CHANGE IN CONTROL. The provisions of Section 16A below shall apply if a "Change in Control" occurs during the Term.

          (g) NON-RENEWAL. If the Company first notified Employee of its decision not to renew the Term, as contemplated by Section 1(b) above, then following the completion of the then-current Term, the Company shall continue to pay Employee an amount equal to 150% of Employee's Total Short-Term Compensation for the most recently completed fiscal year. This amount shall be paid as follows: 25% of the total amount due to Employee shall be paid within 20 days of the effective date of termination of the Term, and the remaining 75% of such total amount shall be paid over a period of 18 months from the effective date of termination of the Term. Payments after the initial 25% payment shall be made in accordance with the Company's regular payroll cycle. In addition, on and after the date on which the Company communicates its decision not to renew the Term, (i) Employee shall be entitled to continue to receive all compensation and benefits due to him under this Agreement through the end of the Term, and (ii) after a reasonable period to effect a responsible transition of Employee's duties and responsibilities (which shall not last more than 45 days), Employee shall not be required to report to work on a regular basis or to devote his full professional time and attention to the Company. If Employee elects not to renew the Term, Employee shall receive no severance compensation, but the terms of clause (i) of this Section 6(g) shall be applicable.

          (h) PAYMENT THROUGH TERMINATION. Upon termination of the Term and Employee's employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation, in each case in accordance with applicable policies of the Company) due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided in this Section 6 (and, in the case of a "Change of Control," Section 16A below). If the Company terminates the Term and Employee's employment pursuant to Sections 6(b) or 6(d) above (excluding a termination as a result of Employee's resignation), if the Company elects not to renew the Term pursuant to Section 6(g), if Employee terminates the term pursuant to Section 6(e), or if the Term is terminated in connection with a "Change in Control" under a circumstance where Employee will receive payments as specified in Section 16A below, then if Employee elects to continue health insurance coverage under COBRA, the Company shall pay Employee's monthly COBRA premium payments for a period that in no event exceeds the shorter of
(i) the 18-month COBRA period, or (ii) the period during which Employee is receiving severance from the Company; PROVIDED, that if Employee accepts other employment during this period and is offered reasonably comparable health insurance coverage through that new employer, he shall

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promptly notify the Company and the Company shall be relieved of any further obligation to make COBRA payments once Employee's new coverage begins. All other rights and obligations the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Employee's obligations under Section 7, 8, 9 and 10 below, and the rights of both Employee and the Company under Section 10A below, shall survive such termination in accordance with their terms. Employee's rights under the Option Plan, any option agreement, and the incentive program contemplated by
Section 3(c) above shall be governed by the respective terms of such plan, agreement, and program.

          (i) TOTAL SHORT-TERM COMPENSATION. For purposes of this Section 6, the term "Total Short-Term Compensation" for any fiscal year shall mean the sum of (i) Employee's base salary in such fiscal year, plus (ii) the amount of incentive compensation awarded to Employee under any incentive program covering a single fiscal year (or any shorter period), whether paid in cash, stock options, or other non-cash compensation, in respect of such fiscal year. For purposes of avoiding doubt, this term shall not include (i) stock options, restricted stock, or other non-cash awards granted to Employee under the Option Plan (or any similar or successor plan), unless such grants are made in payment or partial payment of an incentive award under a program with a duration of one fiscal year or less; (ii) any amounts awarded to Employee in accordance with the special two-year bonus program contemplated by Section 3(c) above (or any similar or substitute program); or (iii) any payments of perquisites (including matching contributions under the Company's 401(k)
Plan) or any reimbursement or payment of expenses. If Employee's employment is terminated before the end of fiscal 2000, then the Total Short-Term Compensation amount for a fiscal year, for purposes of determining any applicable severance payment, shall equal the sum of (i) Employee's annualized base salary, at the then-applicable rate, plus (ii) the greater of
(x) $500,000, and (y) the amount of incentive compensation (up to $1,000,000) that Employee would have earned if he had worked for a complete fiscal year, based upon the Company's and Employee's performance as of the employment termination date (as determined by the Board of a compensation committee thereof, in accordance with the then-applicable targets and criteria). From the end of fiscal 2000 through the end of fiscal 2001, the Total Short-Term Compensation amount for a fiscal year shall be subject to adjustment to an annualized rate, to the extent that Employee's salary and/or incentive payments for fiscal 2000 represent only the portion of the fiscal year that Employee was employed by the Company. As an illustration only, if Employee were to be awarded 100% of his targeted annual incentive compensation in fiscal 2000, the Total Short-Term Compensation amount for that fiscal year would be $2,000,000.

          (j) RIGHT TO OFFSET. In the event of any termination of Employee's employment under this Agreement (including in the event of non-renewal), Employee shall have no obligation to seek other employment; PROVIDED, that in the event that Employee secures employment or any consulting or other similar arrangement during the period that begins on the first anniversary of the effective date of termination of the Term and ends when no further payment is due pursuant to the provisions of this Section 6 (the "Offset Period"), the Company shall have the right to reduce the amounts to be paid hereunder during the Offset Period by the amount of Employee's earnings from such other employment or consulting or similar arrangement during the Offset Period. This Section 6(j) shall not apply in the event of a "Change in Control" situation, as provided for a Section 16A below.

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     7.  RESTRICTION ON COMPETITION.

          (a) During the Term, thereafter if Employee continues to be employed by the Company and/or any other entity owned by or affiliated with the Company on an "at will" basis for the duration of such period, and thereafter for a period equal to the longer of (x) one year, or (y) the period during which Employee is receiving any severance pay from the Company (which shall be deemed to include payments made to Employee in connection with a Change in Control transaction, pursuant to Section 16A below), Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

               (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any Competing Business (as such term is defined below) located within 100 miles of any location where the Company conducts business (the "Territory");

               (ii) call upon any Person who is, at that time, within the Territory, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company; or

               (iii) call upon any Person who or that is, at that time, or has been, within one year period to that time, a customer of the Company within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory.

          (b) The foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment interest of not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

          (c) For purposes of this Section 7, the term "Competing Business" shall mean any business that is materially involved in any of the following:
(i) business-to-business distribution of office supplies, (ii) business-to-business distribution of office furniture, (iii) office coffee service, (iv) vending service for businesses, (v) the operation of postal, pack-and-ship, and business service centers competitive with those being franchised by Mail Boxes, Etc., and (vi) in New Zealand and Australia only, commercial printing and retail book and stationery stores. In addition, and without limiting the breadth of the foregoing enumeration of competitive businesses, each of the following companies (as well as their respective successors) will be considered a Competing Business: Corporate Express, BT Office Products, Boise Office Products, Staples, Office Depot, OfficeMax, United Stationers, and S.P. Richards Co. In addition, for purposes of this
Section 7, the term "Company" shall be deemed to include US Office Products Company and all of its subsidiaries and affiliates. During the Term, as and to the extent the business of the Company changes, the parties will cooperate to supplement this definition (whether by amendment, addition, or deletion, as appropriate) so that it reasonably reflects the business of the Company.

          (d) If Employee has no actual knowledge that his actions violate the terms of this Section 7, Employee shall not be deemed to have breached the restrictive covenants contained

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herein if, promptly after being notified by the Company of such breach,
Employee ceases the prohibited actions.

          (e) The covenants in the Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

          (f) All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants; PROVIDED, that upon the failure of the Company to make any payments required under this Agreement, Employee may, upon 30-days' prior written notice to the Company, unless the Company cures its failure within the 30-day notice period, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section 7. It is specifically agreed that the period stated at the beginning of this
Section 7, during which the agreements and covenants of Employee made in this
Section 7 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 7.

          (g) Employee has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictive covenants in this Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company, and it's respective officers, directors, employees, and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business, and locations of the Company throughout the term of these covenants.

     7A. RELINQUISHMENT OF SEVERANCE. At Employee's option, if he is to receive severance from the Company for a period of more than one year from the date of termination of the Term, he may elect to relinquish his right to receive additional severance from the Company at any time after the first anniversary of the effective date of termination of the Term, and in the event of such election the restrictive covenants contained in Section 7 above shall terminate on the date on which such severance payments are ceased. If Employee elects to exercise this right, he shall give the Company no less than 10 business days' prior written notice of such election, which election may in no event become effective prior to the first anniversary of the effective date of termination of the Term. If requested by the Company, Employee shall enter into a written agreement setting forth a full and complete release of the Company from additional severance obligations in exchange for the early termination of the provisions of Section 7 above.

     8. CONFIDENTIAL INFORMATION. Employee hereby agrees to hold in strict confidence and not to disclose to any third party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating

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to the Company (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; PROVIDED, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

     9. INVENTIONS. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, and that are directly related to the business or activities of the Company and that Employee conceives as a result of his employment by the Company, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

     10. RETURN OF COMPANY PROPERTY. Promptly upon termination of Employee's employment by the Company for any reason or no reason, Employee or Employees' personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company or it's respective representatives, vendors, or customers that pertain to the business of the Company, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company.
Employee shall not retain or cause to be retained any companies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company and be subject at all times to its discretion and control.

     10A. INDEMNIFICATION. If Employee is made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Employee), by reason of the fact that he is or was performing services under this Agreement, or as an officer or director of the Company, or at the direction or request of the Company as an officer or director of a subsidiary or affiliate of the Company (and whether or not the basis of such action is the Employee's action in such official capacity), then to the fullest extent permitted by the Delaware General Corporation Law, and unless the Board determines that indemnification is improper pursuant to the terms of the

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

Company's By-Laws, the Company shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith and such indemnification shall continue as to the Employee even if he has ceased to be an employee, officer, or director of the Company (or of the applicable subsidiary or affiliate) and shall inure to the benefit of his heirs and estate. Except where indemnification is determined to be improper, the Company shall advance to Employee all reasonable costs and expenses directly related to the defense of such action, suit, or proceeding within 20 days after a written request therefore by the Employee to the Company, PROVIDED that such request shall include an undertaking by the Employee to repay such advances if it shall ultimately be determined that Employee is or was not entitled to be indemnified by the Company against such costs and expenses. If both Employee and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation; PROVIDED, that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel. The provisions of this Section 10A are in addition to, and not in derogation of, the indemnification provisions of the Company's By-Laws.

     11. NO PRIOR AGREEMENTS. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other Person. Further, Employee agrees to indemnify and hold harmless the Company and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of this Agreement. To the extent that Employee had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Employee and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

     12. ASSIGNMENT; BINDING EFFECT. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

     13. COMPLETE AGREEMENT; WAIVER; AMENDMENT. This Agreement is not a promise of future employment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee,

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

and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

     14. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

     To the Company:     U.S. Office Products Company
                         1025 Thomas Jefferson Street, N.W.
                         Suite 600 East
                         Washington, D.C. 20007
                         Attention: Chairman of the Board of Directors

     with a copy to:     U.S. Office Products Company
                         1025 Thomas Jefferson Street, N.W.
                         Suite 600 East
                         Washington, D.C. 20007
                         Attn: General Counsel

     To Employee:        Mr. Warren D. Feldberg
                         75 Buttrick's Hill Road
                         Concord, Massachusetts 01742

     with a copy to:     Battle Fowler LLP
                         75 East 55th Street
                         New York, New York 10022
                         Attn: John N. Turitzin, Esq.

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

     15. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(e) above. The paragraph hearings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     16A.  CHANGE IN CONTROL.

          (a) Subject to the term of this Section 16A, Employee understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder.

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

          (b) If, (i) within 180 days following the closing of a transaction giving rise to a "Change in Control" (as defined below)(x) the Company terminates the Term and Employee's employment without cause pursuant to
Section 6(d) above; or (y) Employee voluntarily resigns; or (ii) the Company terminates the Term and Employee's employment without cause pursuant to
Section 6(d) above directly in connection with, and in anticipation of, the completion of a "Change in Control" transaction, and such a "Change in Control" transaction is in fact completed within 90 days of the effective date of such termination of the Term, then Employee shall receive from the Company, in lieu of any other severance under Section 6 above (but in addition to other amounts referenced in Section 6(h) above, including COBRA premium payments), an amount equal to 200% of Employee's Total Short-Term Compensation for the most recently completed fiscal year. This amount shall be paid within 15 business days of the date on which the Change in Control transaction is completed. For purposes of this Section 16A(b), if Employee's Total Short-Term Compensation for the most recently completed fiscal year included an annual incentive payment of less than 100% of his annual incentive compensation target for such fiscal year (pro-rated in the event of a partial year), the payment under this Section 16A(b) shall be made as if Employee had been paid annual incentive compensation equal to 100% of the target in such fiscal year. All other exclusions from, and qualifications to, the term "Total Short-Term Compensation," as contained in Section 6(i) above, shall remain applicable.

          (c) A "Change in Control" shall be deemed to have occurred if:

          (i) any person (which includes any group, as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules promulgated thereunder), other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the 1934 Act) of any voting security of the Company and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of the Company.

          (ii) the individuals (A) who, as of the Commencement Date (the "Original Directors") or (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election) (such individuals being the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board;

          (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total

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

                 voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

          (iv) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e., 50% or more of the total assets of the Company).

     Notwithstanding any other provision of the Section 16A to the contrary, any transaction of a type (x) falling within clause (i) above that is effected, led, or sponsored (solely or partially) by Clayton, Dubilier & Rice, Inc. ("CD&R"), or any entity controlled or managed by, or affiliated with, CD&R, and that otherwise would fall within such clause (i); or (y) falling within clause (iii) above and in which CD&R or any entity controlled or managed by, or affiliated with, CD&R, will retain Beneficial Ownership of at least 20% of the outstanding voting securities of the Company (or the surviving entity), shall not constitute a "Change in Control" for purposes of this Section 16A.

          (d) In the event that any payment or benefit to Employee or for his benefit paid or payable or distributed or pursuant to the terms of this Agreement or otherwise in connection with Employee's employment with the Company (a "Payment" or "Payments") is an excess parachute payment (all within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to the Company and would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee will be entitled to receive and additional payment (the "Gross-Up Payment") in an amount such that after the payment by Employee of all taxes imposed on the Gross-Up Payment (including interest and penalties, other that interest and penalties imposed by reason of Employee's failure to file timely a tax return or pay taxes due on his return, imposed with respect to such taxes and the Excise Tax, and including any Excise Tax imposed upon the Gross-Up Payment), Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, and Employee shall be responsible for paying the Excise Tax. The Gross-Up Payment will be due and payable within 15 business days after Employee delivers a written request for payment accompanied by documentation setting forth Employee's calculation of the amount of taxes owed; PROVIDED, that the Company or its successor will not be required to make the Gross-Up Payment more than 30 days before the date on which the applicable taxes are due to be paid. Employee shall provide the Company or its successor with such additional or supporting information as is reasonably requested to permit an appropriate review and verification of the applicable tax calculations.

     16. EQUITABLE REMEDY. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 7, 8, 9, and 10, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

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

     17. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. the direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in the city where the Company is located. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by
Section 16 above, from any court of competent jurisdiction, without the need to resort to arbitration.

     18. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Delaware, without regard to its conflict of laws principles.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the date first written above.

                                        US OFFICE PRODUCTS COMPANY



                                        By: /s/ Charles P. Pieper
                                            ------------------------
                                            Name: Charles P. Pieper
                                            Title: Chairman


EMPLOYEE:


/s/ Warren D. Feldberg
-------------------------
Warren D. Feldberg









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